Vicor Corporation Financial Results for the First Quarter Ended March 31, 2007

ANDOVER, MA -- 04/25/2007 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the first quarter of 2007 ended March 31, 2007.

Revenues for the quarter decreased to $46,981,000 compared to $47,872,000 for the corresponding period a year ago. Net income for Q1 was $2,402,000, or $.06 per diluted share compared to net income of $3,076,000, or $.07 per diluted share, in Q1 2006.

Gross margin decreased to 43.1% in Q1 2007 from 44.1% in Q1 2006 and increased on a sequential basis from 41.0% in Q4 2006. The book-to-bill ratio for Q1 2007 was 1.00:1 as compared to 0.94:1 in Q4 2006. Backlog at the end of Q1 2007 was $36.6 million as compared to $36.4 million at the end of 2006.

In Q1 2007, the Company recorded $194,000 for expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R).

Commenting on the first quarter, Vicor's CEO Patrizio Vinciarelli noted: "Demand for bricks improved from Q4 levels and we achieved record bookings and shipments of V-I Chips. Margins improved due to better capacity utilization."

Vinciarelli went on to say: "We are looking forward to 2008 for V-I Chip sales to become significant, enabling us to break out of the revenue range of recent years. Our Brick Business Unit, V-I Chip and Picor have synergistic plans for profitable growth while being focused on their respective missions. We have unique technology, products and market opportunities to achieve outstanding returns on our longstanding investments."

Depreciation and amortization in Q1 2007 was $3.1 million and capital additions were $2.1 million. In Q1 2006, depreciation and amortization was $4.0 million and capital additions were $1.6 million. Cash and short-term investments decreased by $41.9 million to approximately $76.7 million at the end of Q1 2007 from $118.6 million at the end of 2006. During the quarter the Company paid approximately $37.2 million, net of insurance proceeds, following the settlement earlier reported and paid a dividend of approximately $6.2 million. There were no share repurchases during Q1 2007. At the end of Q1 2007 there was approximately $8.5 million remaining in the authorized stock buy-back plan.

In 2007, the tax provision included estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for estimated income taxes due in various state and international taxing jurisdictions and for increases in tax reserves for potential liabilities. The expense was offset principally by refunds of interest received and recorded as a benefit during the quarter as final settlement for the audit of its federal tax returns for tax periods 1994 though 2002 by the Internal Revenue Service. The Company's adoption of FIN 48, "Accounting for Uncertainty in Income Taxes" as of January 1, 2007 did not have a material impact on the Company's financial position or results of operations.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Wednesday, April 25, 2007 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-482-0024 at approximately 4:50 p.m. and use the Passcode 39258062. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate, a replay will be available, shortly after the conclusion of the call, through May 10, 2007. The replay dial-in number is 888-286-8010 and the Passcode is 75803060. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to continue to make progress with key customers and prospects, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and to continue to build our three business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                          QUARTER ENDED
                                                            (Unaudited)
                                                        --------  ---------
                                                        MAR 31,   MAR 31,
                                                          2007      2006
                                                        --------  ---------

Net revenues                                            $ 46,981  $  47,872
Cost of revenues                                          26,754     26,770
                                                        --------  ---------
Gross margin                                              20,227     21,102

Operating expenses:
    Sales & administration                                12,013     10,914
    Research & development                                 7,400      7,542
                                                        --------  ---------
       Total operating expenses                           19,413     18,456

Income from operations                                       814      2,646
                                                        --------  ---------

Other income (expense), net                                1,577      1,060
                                                        --------  ---------

Income before income taxes                                 2,391      3,706

(Benefit) provision for income taxes                         (11)       630
                                                        --------  ---------

Net income                                              $  2,402  $   3,076
                                                        ========  =========

Net income per share:
    Basic                                               $   0.06  $    0.07
    Diluted                                             $   0.06  $    0.07

Shares outstanding:
    Basic                                                 41,565     41,948
    Diluted                                               41,614     42,384

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    MAR 31,      DEC 31,
                                                      2007         2006
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current assets:
   Cash and cash equivalents                      $    32,864  $    36,185
   Short-term investments                              43,788       82,401
   Accounts receivable, net                            30,957       30,399
   Insurance receivable for litigation                      0       12,800
   Inventories, net                                    22,585       22,001
   Deferred tax assets                                  3,648        3,702
   Other current assets                                 2,575        2,181
                                                  -----------  -----------
      Total current assets                            136,417      189,669

Property and equipment, net                            50,838       51,573
Other assets                                            6,614        6,865
                                                  -----------  -----------

                                                  $   193,869  $   248,107
                                                  ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                               $     7,505  $     7,273
   Accrued compensation and benefits                    4,884        5,192
   Other accrued liabilities                            5,961        6,314
   Accrual for litigation settlement                        0       50,000
                                                  -----------  -----------
        Total current liabilities                      18,350       68,779

Deferred income taxes                                   4,346        4,389
Minority interests                                      3,610        3,593

Stockholders' equity:
   Capital stock                                      158,644      158,594
   Retained earnings                                  130,746      134,579
   Treasury stock                                    (121,827)    (121,827)
                                                  -----------  -----------
         Total stockholders' equity                   167,563      171,346
                                                  -----------  -----------

                                                  $   193,869  $   248,107
                                                  ===========  ===========

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439